GDX Automotive to Close French Plant

    SACRAMENTO, Calif., Nov. 20 /PRNewswire-FirstCall/ -- GenCorp Inc.
(NYSE: GY) announced that the Board of Directors today approved a project to close Snappon SA, a company located in Chartres (France), one of three GDX Automotive manufacturing facilities located in France. The Chartres facility manufactures automotive sealing systems. The closure project is due to declining sales volumes with French automobile manufacturers.
    GDX Automotive will begin discussions with employee representatives in France and will develop employee transition programs for the approximately 260 employees that are expected to be affected by the plant closure. The contemplated closure of the Chartres facility is expected to be completed in the first half of 2004.
    After offsets for U.S. tax benefits, the project is not expected to consume significant cash. The Company expects that the costs of winding up the Chartres operations, completing employee transition programs and other closure costs, will result in a net charge to earnings in the second quarter of 2004 of approximately $10 to $15 million. During the fourth quarter of 2003, the Company expects to record impairment charges and asset write-downs related to the project, which are expected to be substantially offset by the U.S. tax benefits.

    Forward Looking Statements
    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements may present (without limitation) management's expectations, beliefs, plans and objectives, future financial performance and assumptions or judgments concerning such matters. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company
and expressed in the Company's forward-looking statements.   These factors are
described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2002 and its subsequent filings with the U.S. Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

    GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's website at www.GenCorp.com.

SOURCE  GenCorp Inc.
    -0-                             11/20/2003
    /CONTACT: investors, Yasmin Seyal, senior vice president and chief financial officer, +1-916-351-8585, or press, Linda Beech Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
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    /Web site:  http://www.gencorp.com /
    (GY)

CO:  GenCorp Inc.; Snappon SA; GDX Automotive
ST:  California, France
IN:  CPR AUT CHM HEA MTC ARO
SU: